U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 1, 2019

AKERS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

New Jersey	001-36268	22-2983783
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

201 Grove Road

Thorofare, New Jersey USA 08086

(Address of principal executive offices, including zip code)

(856) 848-8698

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	AKER	The NASDAQ Capital Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Termination of Howard R. Yeaton

On November 1, 2019, the board of directors (the “Board”) of the Company provided Mr. Howard R. Yeaton with sixty (60) days’ notice of its intent to terminate him from each of his officer positions as Chief Executive Officer and interim Chief Financial Officer of the Company; pursuant to the employment agreement between the Company and Mr. Howard R. Yeaton, dated October 5, 2018. It is the Board of Director’s intention to negotiate an arrangement with Mr. Yeaton whereby he will continue to serve past such sixty (60) day period in the role of interim Chief Financial Officer. There is no assurance that the Company will be able to reach such an agreement with Mr. Yeaton. There were no disagreements between the Company and Mr. Yeaton on any matters relating to the Company’s operations, policies or practices.

Appointment of Christopher C. Schreiber

On November 1, 2019, the Board appointed Christopher C. Schreiber, a current director of the Company, as Executive Chairman of the Board of the Company, effective immediately. As Executive Chairman of the Board, Mr. Schreiber will have the responsibilities of the Principal Executive Officer of the Company.

Mr. Schreiber is no longer “independent” within the meaning of the Nasdaq Stock Market Rules and under Rule 10A-3(b)(1)(i) of the Securities Exchange Act of 1934 and is no longer a “non-employee director” under Rule 16b-3 of the Securities Exchange Act of 1934. As such, on November 1, 2019, Mr. Schreiber resigned from the Company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In order to fill the vacancy occasioned by the resignation of Mr. Schreiber as the Chairman of the Compensation Committee, Mr. Joshua Silverman, a current director and member of the Compensation Committee, was appointed as the Chairman of the Compensation Committee.

For more information regarding Christopher C. Schreiber, including his biography, please refer to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2019.

There is no arrangement or understanding between Mr. Schreiber and any other person pursuant to which he was selected as the Executive Chairman of the Board. Additionally, there are no family relationships between any director or executive officer of the Company and Mr. Schreiber. There are no transactions to which the Company is or was a participant and in which Mr. Schreiber has a material interest subject to disclosure under Item 404(a) of Regulation S-K. Mr. Schreiber is not currently a party to any material plan or arrangement in connection with his appointment as Executive Chairman of the Board.

Appointment of Robert C. Schroeder

On November 1, 2019, the Board appointed Robert C. Schroeder to serve as a member of the Board and a member of the Company’s Audit Committee. Mr. Schroeder will serve as a director of the Company until he is up for election at the 2019 annual meeting of stockholders.

There is no arrangement or understanding between Mr. Schroeder and any other persons pursuant to Mr. Schroeder appointment as director, and there are no related party transactions involving Mr. Schroeder that are reportable under Item 404(a) of Regulation S-K. There are no material plans, contracts or arrangements to which Mr. Schroeder is a party to or in which they participate nor have there been any material amendment to any plan, contract or arrangement by virtue of Mr. Schroeder’s appointment.

The following is certain biographical information regarding Mr. Schroeder:

Robert C. Schroeder, 53, was appointed to the Board on November 1, 2019. Mr. Schroeder is currently the Vice President of Investment Banking at Taglich Brothers, a brokerage firm, and specializes in advisory services and capital raising for small public and private companies. Prior to his time at Taglich Brothers, Mr. Schroeder served as a Senior Equity Analyst publishing sell-side research on publicly traded companies and served in various other positions in the brokerage and public accounting industry. Mr. Schroeder currently serves on the board of directors of publicly traded Intellinetics, Inc., a document solutions software development, sales and marketing company, Air Industries Group (NYSE:AIRI), a manufacturer of aerospace parts and assemblies, and Decisionpoint Systems, Inc., a leading provider and integrator of Enterprise Mobility, Wireless Applications and RFID solutions. Mr. Schroeder received a B.S. degree in accounting and economics from New York University. The Board believes Mr. Schroeder is well qualified to serve on the Board due to his leadership skills, capital markets expertise, and extensive experience as a director of the board for other public companies.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AKERS BIOSCIENCES, INC.

Date: November 1, 2019	By:	/s/ Christopher C. Schreiber
Christopher C. Schreiber
Executive Chairman of the Board and Director